EXHIBIT 99.2 - Audited consolidated financial statements of Green Tree
               Financial Corporation as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997



                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Green Tree Financial Corporation
Saint Paul, Minnesota:

We have audited the accompanying consolidated balance sheets of Green Tree Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Green Tree Financial Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in 1997.

                                    /s/ KPMG PEAT MARWICK LLP

Minneapolis, Minnesota
January 27, 1998, except as to Note O which is as of February 13, 1998

                GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                                                                       December 31
                                                    ---------------------------------------------
                                                             1997                      1996
                                                    -------------------       -------------------
ASSETS:
  Cash and cash equivalents                              $  741,398,000            $  442,071,000
  Cash deposits, restricted                                 247,237,000               171,484,000
  Other investments                                          25,294,000                11,925,000
  Interest only securities                                1,363,200,000             1,014,340,000
  Finance receivables                                     1,971,024,000             1,219,983,000
  Other receivables                                         235,705,000                85,503,000
  Servicing rights                                           96,311,000                        --
  Property, furniture and fixtures                          112,404,000                77,859,000
  Goodwill                                                   56,095,000                58,950,000
  Other assets                                               18,124,000                15,929,000
                                                    -------------------       -------------------
       Total assets                                      $4,866,792,000            $3,098,044,000
                                                    ===================       ===================

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Notes payable                                          $1,355,995,000            $  472,181,000
  Senior/Senior subordinated notes                          510,316,000               290,348,000
  Accounts payable and accrued liabilities                  492,789,000               378,559,000
  Investors payable                                         552,781,000               346,272,000
  Deferred income taxes                                     622,771,000               473,192,000
                                                    -------------------       -------------------
       Total liabilities                                  3,534,652,000             1,960,552,000

  Commitments and contingencies

  Stockholders' equity
  Common stock, $.01 par; authorized 400,000,000
    shares; issued 141,595,984
   and 139,782,706 shares, respectively                       1,416,000                 1,398,000
  Additional paid-in capital                                435,570,000               373,573,000
  Retained earnings                                       1,075,670,000               818,733,000
  Minimum pension liability adjustments                      (3,142,000)               (2,299,000)
  Unrealized gain on securities
      available for sale, net                                21,824,000                        --
                                                    -------------------       -------------------
                                                          1,531,338,000             1,191,405,000
  Less treasury stock, 7,012,156 and 2,051,000
   shares at cost                                          (199,198,000)              (53,913,000)
                                                    -------------------       -------------------

       Total stockholders' equity                         1,332,140,000             1,137,492,000
                                                    -------------------       -------------------

       Total liabilities and stockholders' equity        $4,866,792,000            $3,098,044,000
                                                    ===================       ===================

                See notes to consolidated financial statements.

               GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     -------------------------------------

                                                               Year ended December 31
                                       --------------------------------------------------------------------
                                                1997                     1996                    1995
                                       --------------------      ------------------      ------------------
REVENUES:

  Gain on sale of receivables                 $ 546,828,000            $389,743,000            $448,702,000
  Interest                                      370,569,000             215,315,000             175,990,000
  Service                                       109,253,000              73,263,000              53,572,000
  Commissions and other                          64,810,000              45,790,000              33,056,000
                                       --------------------      ------------------      ------------------
                                              1,091,460,000             724,111,000             711,320,000

EXPENSES:

  Interest                                      160,882,000              70,050,000              57,313,000
  Cost of servicing                              88,740,000              53,022,000              39,168,000
  General and administrative                    355,715,000             277,210,000             205,211,000
                                       --------------------      ------------------      ------------------
                                                605,337,000             400,282,000             301,692,000
                                       --------------------      ------------------      ------------------

EARNINGS BEFORE INCOME
  TAXES                                         486,123,000             323,829,000             409,628,000

INCOME TAXES                                    184,727,000             123,055,000             155,659,000
                                       --------------------      ------------------      ------------------

NET EARNINGS                                  $ 301,396,000            $200,774,000            $253,969,000
                                       ====================      ==================      ==================

EARNINGS PER COMMON SHARE:
   BASIC                                              $2.20                   $1.47                   $1.86
   DILUTED                                            $2.15                   $1.43                   $1.81

                See notes to consolidated financial statements.

               GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                -----------------------------------------------

                                                                  Additional                                Unrealized
                                                 Common            paid-in              Treasury             gain on
                                                 stock             capital                stock          securities, net
                                            --------------    ---------------       --------------       ---------------
                                                                      (dollars in thousands)

BALANCES, December 31, 1994                      $1,352            $296,732           $      --               $    --
Common stock issuance of 2,300,000                   23              26,832                  --                    --
 shares
Cost of 2,051,000 shares of treasury                 --                  --             (53,913)                   --
 stock acquired
Dividends on common stock                            --                  --                  --                    --
Net earnings                                         --                  --                  --                    --
                                            --------------    ---------------       --------------       ----------------
BALANCES, December 31, 1995                       1,375             323,564             (53,913)                   --

Common stock issuance of 2,300,000                   23              50,009                  --                    --
 shares
Minimum pension liability adjustments                --                  --                  --                    --
Dividends on common stock                            --                  --                  --                    --
Net earnings                                         --                  --                  --                    --
                                            --------------    ---------------       --------------       ----------------
BALANCES, December 31, 1996                       1,398             373,573             (53,913)                   --

Common stock issuance of 1,800,000                   18              61,997                  --                    --
 shares
Cost of 4,961,156 shares of treasury                 --                  --            (145,285)                   --
 stock acquired
Minimum pension liability adjustments                --                  --                  --                    --
Unrealized gain on securities, net                   --                  --                  --                21,824
Dividends on common stock                            --                  --                  --                    --
Net earnings                                         --                  --                  --                    --
                                            --------------    ---------------       --------------       ----------------
BALANCES, December 31, 1997                      $1,416            $435,570           $(199,198)              $21,824
                                            ==============    ===============       ==============       ================



                                                    Minimum                                         Total
                                                    pension               Retained               stockholders'
                                                   liability              earnings                  equity
                                                 --------------       ---------------           --------------
                                                                   (dollars in thousands)

BALANCES, December 31, 1994                         $    --              $  427,807               $  725,891
Common stock issuance of 2,300,000
 shares                                                  --                      --                   26,855
Cost of 2,051,000 shares of treasury
 stock acquired                                          --                      --                  (53,913)
Dividends on common stock                                --                 (27,780)                 (27,780)
Net earnings                                             --                 253,969                  253,969
                                                 --------------       ---------------           --------------
BALANCES, December 31, 1995                              --                 653,996                  925,022

Common stock issuance of 2,300,000
 shares                                                  --                      --                   50,032
Minimum pension liability
 adjustments                                         (2,299)                     --                   (2,299)
Dividends on common stock                                --                 (36,037)                 (36,037)
Net earnings                                             --                 200,774                  200,774
                                                 --------------       ---------------           --------------
BALANCES, December 31, 1996                          (2,299)                818,733                1,137,492
Common stock issuance of 1,800,000
 shares                                                  --                      --                   62,015
Cost of 4,961,156 shares of treasury
 stock acquired                                          --                      --                 (145,285)
Minimum pension liability
  adjustments                                          (843)                     --                     (843)
Unrealized gain on securities, net                       --                      --                   21,824
Dividends on common stock                                --                 (44,459)                 (44,459)
Net earnings                                             --                 301,396                  301,396
                                                 --------------       ---------------           --------------
BALANCES, December 31, 1997                         $(3,142)             $1,075,670               $1,332,140
                                                 ==============       ===============           ==============

                See notes to consolidated financial statements.

               GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                    Year ended December 31
                                         -------------------------------------------------------------------------
                                                   1997                       1996                      1995
                                         ---------------------      --------------------      --------------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Servicing fees and net interest
   payments
   collected on sold loans                    $    419,537,000           $   217,922,000           $   159,535,000
  Net proceeds from sale of net interest
   margin certificates                                      --                        --               302,312,000
  Net principal payments collected on              152,302,000                77,810,000                40,571,000
   sold loans
  Interest on unsold loans                         196,103,000                99,046,000               102,785,000
  Interest on cash and investments                  37,314,000                27,496,000                22,712,000
  Commissions                                       32,461,000                26,340,000                18,616,000
  Other                                               (916,000)                3,784,000                   484,000
                                         ---------------------      --------------------      --------------------
                                                   836,801,000               452,398,000               647,015,000
                                         ---------------------      --------------------      --------------------

  Cash paid to employees and suppliers            (398,022,000)             (252,625,000)             (171,935,000)
  Interest paid on debt                           (156,487,000)              (66,381,000)              (55,214,000)
  Income taxes paid                                (31,822,000)              (44,182,000)              (37,496,000)
                                         ---------------------      --------------------      --------------------
                                                  (586,331,000)             (363,188,000)             (264,645,000)
                                         ---------------------      --------------------      --------------------

NET CASH PROVIDED BY
OPERATIONS                                         250,470,000                89,210,000               382,370,000

  Purchase of loans and leases                 (10,916,782,000)           (7,564,745,000)           (5,210,560,000)
  Proceeds from sale of loans
   and leases                                   10,378,121,000             7,864,008,000             4,562,468,000
  Principal collections on unsold loans
   and leases                                      390,397,000               144,716,000               120,989,000
  Commercial and revolving credit loans         (4,778,837,000)           (2,868,508,000)           (1,579,568,000)
   disbursed
  Principal collections on commercial
   and revolving credit loans                    3,982,865,000             2,289,916,000             1,187,431,000
  Proceeds from sale of commercial
   and revolving credit loans                      224,400,000               499,115,000               426,304,000
  Net cash deposits provided as credit
   enhancements                                    (75,753,000)              (19,673,000)              (13,254,000)
                                         ---------------------      --------------------      --------------------
NET CASH  (USED FOR) PROVIDED
 BY OPERATING ACTIVITIES                          (545,119,000)              434,039,000              (123,820,000)
                                         ---------------------      --------------------      --------------------

                                  (continued)

               GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                   Year ended December 31
                                         -----------------------------------------------------------------------
                                                  1997                      1996                      1995
                                         -------------------       -------------------      --------------------
NET CASH FLOWS FROM INVESTING
ACTIVITIES:
  Purchase of subsidiary                                  --              (620,566,000)                       --
  Purchase of property, furniture and
   fixtures                                      (61,381,000)              (31,231,000)              (31,478,000)
  Net (purchases) sales of investment
   securities                                    (13,369,000)                7,955,000                 1,040,000
                                         -------------------       -------------------      --------------------
NET CASH USED FOR INVESTING
  ACTIVITIES                                     (74,750,000)             (643,842,000)              (30,438,000)
                                         -------------------       -------------------      --------------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
  Borrowings on credit facilities             10,357,770,000             7,514,398,000             4,633,237,000
  Repayments on credit facilities             (9,473,955,000)           (7,128,379,000)           (4,539,575,000)
  Issuance of long-term debt                     220,000,000                        --                        --
  Common stock issued                              5,125,000                 6,125,000                 2,346,000
  Common stock repurchased                      (145,285,000)                       --               (53,913,000)
  Dividends paid                                 (44,459,000)              (36,037,000)              (27,780,000)
  Payments of debt                                        --                        --               (20,246,000)
                                         -------------------       -------------------      --------------------
NET CASH PROVIDED BY (USED
  FOR) FINANCING ACTIVITIES                      919,196,000               356,107,000                (5,931,000)
                                         -------------------       -------------------      --------------------
NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS                      299,327,000               146,304,000              (160,189,000)
CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                           442,071,000               295,767,000               455,956,000
                                         -------------------       -------------------      --------------------
CASH AND CASH EQUIVALENTS
  AT END OF YEAR                             $   741,398,000           $   442,071,000           $   295,767,000
                                         ===================       ===================      ====================


                                  (continued)

               GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                                                                      Year ended December 31
                                             --------------------------------------------------------------------
                                                      1997                     1996                    1995
                                             -------------------      ------------------      -------------------
RECONCILIATION OF NET EARNINGS TO
  NET CASH (USED FOR) PROVIDED BY
  OPERATING ACTIVITIES:
  Net earnings                                     $ 301,396,000           $ 200,774,000            $ 253,969,000
  Deferred income taxes                              149,579,000              67,460,000              109,686,000
  Valuation adjustment of interest only              190,000,000             200,000,000                       --
   securities
  Depreciation and amortization                       32,125,000              22,427,000               13,518,000
  Net proceeds from sale of net interest
   margin certificates                                        --                      --              302,312,000
  Net loan payments collected, less
   interest only securities and servicing
   rights recorded                                  (309,026,000)           (394,021,000)            (331,882,000)
  Amortization of servicing rights                    15,372,000                      --                       --
  Amortization of deferred service income                     --             (30,594,000)             (14,689,000)
  Accretion of yield on interest only
   securities                                       (125,831,000)            (77,223,000)             (51,267,000)
  Net increase in cash deposits                      (75,753,000)            (19,673,000)             (13,254,000)
  Purchase of loans and leases, net of sales        (134,597,000)            443,978,000             (527,103,000)
   and principal collections
  Commercial and revolving loans
   disbursed, net of sales and
   principal collections                            (571,572,000)            (79,477,000)              34,167,000
  Net selling expenses on sale of loans               61,513,000              50,900,000               38,852,000
  Increase in current  income tax accruals             3,326,000              11,413,000                8,477,000
  Increase in amounts payable  to employees           16,183,000               9,041,000               54,951,000
   and suppliers
  Increase in other receivables                      (77,508,000)               (178,000)                      --
  Other                                              (20,326,000)             29,212,000               (1,557,000)
                                             -------------------      ------------------      -------------------
NET CASH (USED FOR) PROVIDED
 BY OPERATING ACTIVITIES                           $(545,119,000)          $ 434,039,000            $(123,820,000)
                                             ===================      ==================      ===================

                See notes to consolidated financial statements.

               GREEN TREE FINANCIAL CORPORATION AND SUBSIDIARIES
               -------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                  --------------------------------------------

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
- ---------------------

(a)  Consolidation
     -------------

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany profits, transactions and balances have been eliminated. In certain cases, prior year amounts have been reclassified to conform to the current year's presentation.

(b)  Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the valuation of the interest only securities.

(c)  Restatement of 1996 Financial Statements
     ----------------------------------------

     During the fourth quarter of 1997, the Company determined that its processes for assessing the valuation of its excess servicing rights had not fully considered the effects of partial prepayments on projected future interest collections and the impact of changes in projected future interest due to investors on a weighted average basis on bonds outstanding. In consideration of these items, the Company has restated its previously reported financial statements for 1996 as follows:

       Decrease net gains on contract sales and excess servicing rights                   $200,000,000
       Decrease in general and administrative expense and accrued liabilities             $ 25,868,000
       Decrease in earnings before income taxes                                           $174,132,000
       Decrease in provision for income taxes and deferred tax liability                  $ 66,170,000
       Decrease in net earnings for 1996 and decrease in retained earnings
          as of December 31, 1996                                                         $107,962,000
       Decrease in net earnings per common share                                          $       0.77

ADOPTION OF NEW ACCOUNTING STANDARDS
- ------------------------------------

(a)  Accounting for Stock Based Compensation
     ---------------------------------------

     On January 1, 1996, the Company adopted the pro forma disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation". The Company continues to apply the accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations.

(b)  Accounting for Transfers and Servicing of Financial Assets and
     --------------------------------------------------------------
     Extinguishments of Liabilities
     ------------------------------

     On January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 125 requires prospective implementation only; however, certain reclassifications have been made to prior year's financial statements to conform to the current year's presentation.

     Among other provisions, SFAS No. 125 uses a "financial components" approach relative to the recognition of financial assets and liabilities resulting from the transfer of financial assets. SFAS No. 125 also provides guidance relative to the classification and ongoing measurement of the financial components retained in connection with financial asset sales. Such components are recorded at allocated cost. The Company retains interest only securities and servicing rights upon the sale of its financial assets or receivables.

(c)  Earnings Per Share
     ------------------

     On December 31, 1997 the Company adopted Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings Per Share", which establishes new standards for calculating and disclosing earnings per share. All prior period earnings per share data has been restated to conform with the provisions of SFAS No. 128, as shown in Note G, "Earnings Per Share".

(d)  Disclosure of Information about Capital Structure
     -------------------------------------------------

     On December 31, 1997 the Company adopted Statement of Financial Accounting Standards No. 129 (SFAS No. 129), "Disclosure of Information about Capital Structure", which establishes standards for disclosing information about an entity's capital structure. The statement has no effect on the Company's current capital structure disclosures.

REVENUE RECOGNITION
- -------------------

(a)  Gain on Sale of Receivables
     ---------------------------

     Effective January 1, 1997 the Company accounts for the sale of receivables in accordance with SFAS No. 125. Gain on sale of receivables represents the difference between the proceeds from the sale, net of related transaction costs, and the allocated carrying amount of the receivables sold. The allocated carrying amount is determined by allocating the original amount of the receivables between the portion sold and any retained interests (interest only securities and servicing rights), based on their relative fair values at the date of sale. The initial unrealized gain on the valuation of interest only securities which represents the difference between the allocated carrying amount of the receivables and their fair market value at time of sale is recorded in stockholders' equity. In addition, gain on sale of receivables includes pointsreceived and premiums paid.

     The fair value of interest only securities and servicing rights as of the sale date are determined by discounting the cash flows over the expected life of the financial contracts using prepayment, default, loss and interest rate assumptions that the Company believes market participants would use for similar financial instruments.

(b)  Interest
     --------

     Interest revenue generally represents interest earned on unsold finance receivables, custodial trust cash and other investments. In addition, the Company recognizes interest yield on its interest only securities.

(c)  Service
     -------

     Service income represents the contractual servicing fees received less the amortization of servicing rights. Servicing rights are amortized in proportion to and over the period of estimated net future servicing fee income.

(d)  Commission and Other
     --------------------

     Commission and other income generally represents insurance commissions and late fees.

CASH AND CASH EQUIVALENTS
- -------------------------

For purposes of the statements of cash flows, the Company considers all highly liquid temporary investments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1997 and 1996, cash of approximately $528,644,000 and $341,936,000, respectively, was held in trust for subsequent payment to investors. In addition, cash of $247,237,000 and $171,484,000 is restricted by the pooling and servicing agreements and approximately $3,261,000 and $3,101,000 is restricted and held by the Company's subsidiaries pursuant to various government requirements at December 31, 1997 and 1996, respectively.

OTHER INVESTMENTS
- -----------------

Other investments consist of liquid investments with original maturities of no more than three months. Investments are held in trust for FDIC requirements and policy and claim reserves and a master repurchase agreement for the Company's bank and insurance subsidiaries.

INTEREST ONLY SECURITIES
- ------------------------

Effective January 1, 1997, the Company accounts for interest only securities in accordance with SFAS No. 125 and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Interest only securities represent the right to receive certain cash flows which exceed the amount of cash flows sold in the Company's securitized receivable sales. Interest only securities generally represent the value of interest to be collected on the underlying financial contracts of each securitization over the sum of the interest to be paid to security classes sold, contractual servicing fees and credit losses.

The Company classifies its interest only securities as available for sale and carries these securities at fair market value. Accordingly, unrealized gains and losses are reported net of deferred income taxes, as a separate component of stockholders' equity.

The Company monitors its interest only securities for other than temporary impairment. Generally, other than temporary impairment is deemed to occur when the present value of estimated future cash flows discounted at a risk free rate using appropriate prepayment and default assumptions is less than the carrying value of the interest only securities. If other than temporary impairment occurs, the carrying value is reduced to fair value and a loss is recognized in the statements of operations.

FINANCE RECEIVABLES
- -------------------

Finance receivables consist of lease, commercial finance and revolving credit receivables and loans held for sale. Generally all lease receivables are direct financing leases as defined in SFAS No. 13 "Accounting for Leases". The carrying value of lease receivables represents the present value of both the future minimum lease payments and related residual values. The Company's commercial finance receivables generally represent dealer floorplan, asset-based financing arrangements with dealers, manufacturers and other commercial entities and commercial real estate loans. Revolving credit receivables consist of retail credit card arrangements with merchants and dealers and their customers. Loans held for sale generally consist of recent originations of manufactured housing, home equity, home improvement and consumer and equipment contracts which will be sold during the following quarter. Finance receivables are net of allowance for expected losses.

OTHER RECEIVABLES
- -----------------

Other receivables consist of the Company's miscellaneous accounts receivable, insurance related, interest and other production and servicing related receivables.


SERVICING RIGHTS
- ----------------

Servicing rights are carried at allocated cost and amortized in proportion to and over the estimated period of net servicing income.

GOODWILL
- --------

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 20 years.

DEPRECIATION
- ------------

Property, furniture and fixtures are carried at cost and are depreciated over their estimated useful lives on a straight-line basis.

B.  INTEREST ONLY SECURITIES

Effective January 1, 1997 the Company began accounting for its sales of receivables, interest only securities and servicing rights in accordance with SFAS No. 125 and SFAS No. 115.

The activity in interest only securities for 1997 is summarized as follows:

 Balance at beginning of year                      $1,014,340,000
 Transfer to servicing rights                         (30,755,000)
 Additions                                            674,660,000
 Yield on interest only securities                    125,831,000
 Net cash collected                                  (266,077,000)
 Realized loss on valuation of interest
  only securities                                    (190,000,000)
 Unrealized gain on valuation of interest
   only securities                                     35,201,000
                                                   --------------
 Balance at end of year                            $1,363,200,000
                                                   ==============

In 1995 and previous years, the Company sold a substantial portion of its interest only securities related to manufactured housing securitization transactions between 1978 and 1995 in the form of securitized Net Interest Margin Certificates. The Company retained a subordinated interest in the cash
flow of the interest only securities sold.   These interests are included in
interest only securities and total $77,030,000 at December 31, 1997.

Generally interest only securities relate to the sale of closed end manufactured housing, home equity, home improvement, consumer and equipment finance receivables. The Company's interest only securities are subject to a substantial amount of credit loss and prepayment risk related to the receivables sold. In connection with the valuation of interest only securities the Company has provided for approximately $899,981,000 of credit losses as of December 31, 1997. On a nondiscounted basis the amount of credit losses provided for in connection with the valuation of the interest only securities is approximately $1,321,260,000. These estimated losses if realized, would reduce the amount of cash flows available to the interest only securities and are considered in the company's valuation processes.

The table below details information pertinent to the valuation of the interest only securities as of December 31, 1997.

                                                     Manufactured          Home Equity /          Consumer /
                                                       Housing           Home Improvement         Equipment              Total
                                                   ----------------      -----------------      --------------      ---------------

Interest only securities carrying amount           $   857,352,000            335,089,000         170,759,000       $ 1,363,200,000

Unpaid principal balance of sold receivables       $17,558,224,000          4,251,590,000       2,467,478,000       $24,277,292,000

Weighted average customer interest rate on
     sold receivables                                        10.49%                 11.82%              11.33%

Approximate expected weighted average
     constant prepayment rate as a percentage
     of unpaid principal balance of sold
     receivables (1)                                           9.5%                  24.0%               22.0%

Approximate remaining expected non
     discounted credit losses as a percentage
     of unpaid principal balance of sold
     receivables (1)                                           6.2%                   4.3%                2.1%

(1) Valuation of the Company's interest only securities is impacted not only by the projected level of prepayments of principal and net credit losses, as shown above, but also by the projected timing of such prepayments and net credit losses. Should the timing of projected pre-payments of principal or net credit losses differ materially from the timing projected by the Company, such timing could have a material effect on the valuation of the interest only securities.

The weighted average interest rate used to discount expected future cash flows of the interest only securities is 11.47% as of December 31, 1997.

Prior to the implementation of SFAS 125, the Company recorded "excess servicing rights receivable" and "allowance for losses on loans sold" on its balance sheet. Excess servicing rights receivable consisted of net excess cash expected to be collected over the life of the loans sold. In initially valuing its excess servicing rights receivable at the time of securitization, the Company established an allowance for expected losses on loans sold. This allowance represents the Company's best estimate of future credit losses likely to be incurred over the entire life of the loans. As of December 31, 1996, excess servicing rights receivable consisted of:

Gross cash flows receivable on loans sold           $ 4,379,336,000
Less:
     Prepayment reserve                              (2,221,016,000)
     Deferred service income                           (281,301,000)
     Discount to present value                         (505,297,000)
     FHA insurance and other fees                        (8,813,000)

Subordinated interest in NIM certificates               145,307,000
                                                    ---------------
                                                      1,508,216,000
     Allowance for losses                              (493,876,000)
                                                    ---------------
Net excess servicing rights receivable              $ 1,014,340,000
                                                    ===============

During the years ended December 31, 1997, 1996 and 1995, the Company sold $10,524,758,000, $7,913,357,000 and $4,599,087,000, respectively, of closed end receivables in various securitized transactions.

The Company recorded a writedown of interest only securities carrying value of $190 million in 1997 due to adverse prepayment experience. Additionally, the Company recorded a $35 million unrealized gain at December 31, 1997. As further discussed in Note A the Company recorded a $200 million writedown in 1996. Writedowns are recorded as a reduction of "gain on sale of receivables" in the consolidated statements of operations. Unrealized gains are recorded as a component of stockholders' equity.

C.  FINANCE RECEIVABLES

Finance receivables consisted of the following at December 31:

                                                  1997                        1996
                                        ----------------------      ----------------------
Lease                                           $  191,572,000              $  570,407,000
Commercial Finance                                 683,691,000                 212,920,000
Revolving Credit Card                              165,151,000                  40,803,000
Loans Held For Sale                                930,610,000                 395,853,000
                                        ----------------------      ----------------------
   Total                                        $1,971,024,000              $1,219,983,000
                                        ======================      ======================

The allowance for doubtful accounts included in finance receivables at December 31 is as follows:

                                                  1997                        1996
                                        ----------------------      ----------------------
Lease                                              $17,776,000                 $13,334,000
Commercial Finance                                     875,000                     687,000
Revolving Credit Card                                1,149,000                     239,000
                                        ----------------------      ----------------------
   Total                                           $19,800,000                 $14,260,000
                                        ======================      ======================

D.  SERVICING RIGHTS

The activity in servicing rights for 1997 is summarized as follows:

Balance at beginning of year                          $           --
Transfer from interest only securities                    30,755,000
Additions                                                 80,928,000
Amortization                                             (15,372,000)
                                           -------------------------
Balance at end of year                                $   96,311,000
                                           =========================

Servicing rights are evaluated for impairment on an ongoing basis, stratified by product type and origination period. To the extent the recorded amount exceeds the fair value of those servicing rights, a valuation allowance is established through a charge to earnings. Upon subsequent measurement of the fair value of these servicing rights in future periods, if the fair value equals or exceeds the carrying amount, any previously recorded valuation allowance would be deemed unnecessary and, therefore, represent current period earnings only to the extent of such previously recorded allowance. Fair value of servicing rights approximated the carrying amount and no valuation allowance with respect to the servicing rights was necessary at December 31, 1997.

E.  PROPERTY, FURNITURE AND FIXTURES

Property, furniture and fixtures consist of:

                                                                               December 31
                                              Estimated        -----------------------------------------
                                             useful life                1997                   1996
                                         ----------------      ------------------      -----------------
Cost:
  Building                                       35 years            $ 20,024,000           $ 20,648,000
  Furniture and equipment                       3-7 years             137,451,000             87,686,000
  Leasehold improvements                       3-10 years              17,829,000             11,779,000
  Land and improvements                                                 7,159,000              1,724,000
                                                               ------------------      -----------------
                                                                      182,463,000            121,837,000
Less accumulated depreciation                                         (70,059,000)           (43,978,000)
                                                               ------------------      -----------------
                                                                     $112,404,000           $ 77,859,000
                                                               ==================      =================

Depreciation expense for 1997, 1996 and 1995 was $26,851,000, $17,932,000 and
$10,956,000, respectively.

F.  DEBT

In 1997 the Company had a $2,000,000,000 commercial paper program which was used primarily for purposes of financing its loan production inventory prior to sale of those receivables in the form of securitization. This program was backed by both committed bank facilities and master repurchase agreements with various investment banking firms. During the first quarter of 1998, the Company substantially curtailed its issuance of commercial paper, as discussed in Note O, "Subsequent Events".

As of December 31, 1997, the Company had both a one-year and three-year unsecured revolving line of credit totaling $1,500,000,000 which were scheduled to expire April 28, 1998 and April 28, 2000, respectively. The credit agreement contained certain restrictive covenants which included maintenance of a minimum net worth of $750 million and a debt to net worth ratio not to exceed 5 to 1. In addition, the Company utilized master repurchase agreements that were in place with a variety of investment banking firms totaling $2,800,000,000 at December 31, 1997 which were subject to the availability of eligible collateral. There were no outstanding balances under these facilities as of December 31, 1997 and 1996. See Note O, "Subsequent Events", for new revolving line of credit agreement information.

The Company has a $2,000,000 promissory note which contains a balloon payment due on April 9, 2001, bearing interest at an annual rate of 2%.

The Company also has a $250,000,000 medium term note program under which it may issue senior notes bearing either fixed or floating rates of interest with maturities in excess of nine months. As of December 31, 1997, $246,650,000 of notes were outstanding under this program. Interest on these notes is payable semi-annually.

The Senior Subordinated Notes due June 1, 2002 were issued in connection with a debt exchange completed in April 1992. The effective interest rate on these notes is 10.8%. There is unamortized original issue discount of $3,588,000 and $3,556,000 at December 31, 1997 and 1996, respectively. The Company must maintain net worth of $80,000,000 or will be required, through the use of a sinking fund, to redeem $25,000,000 on such contingent sinking fund payment date. Interest on these notes is payable semi-annually.

Debt outstanding and its weighted average interest rates are as follows:

                                                                   December 31
                                          --------------------------------------------------------------
                                                      1997                             1996
                                          ------------------------------    ----------------------------
                                              Amount          Rate              Amount         Rate
                                        --------------------------------  ------------------------------
Commercial paper                            $1,319,140,000     6.08%            $431,242,000    5.68%
Revolving line of credit                        35,000,000     5.80               39,000,000    5.63
Promissory note                                  1,855,000     2.00                1,939,000    2.00
                                        -------------------               -------------------
   Notes payable                             1,355,995,000                       472,181,000
                                        -------------------               -------------------
Medium term notes                              246,650,000     6.62               26,650,000    7.27
Senior subordinated notes                      263,666,000    10.80              263,698,000   10.80
                                        -------------------               -------------------
   Senior/Senior subordinated notes            510,316,000                       290,348,000
                                        -------------------               -------------------
       Total                                $1,866,311,000                      $762,529,000
                                        ===================               ===================

At December 31, 1997, aggregate maturities of debt, excluding commercial paper and the revolving line of credit, for the following five years are $512,109,000, payable as follows: $3,085,000 in 1998, $5,087,000 in 1999, $12,088,000 in
2000, $4,595,000 in 2001, and $487,254,000 in 2002.


G.  EARNINGS PER SHARE

Basic earnings per share is computed by dividing net earnings by the weighted average number of shares of Common Stock outstanding during each year. Diluted earnings per share is computed by dividing net earnings by the weighted average number of shares of Common Stock and potential Common Stock outstanding during each year. All share and per-share amounts have been restated to reflect the two-for-one stock split the Company effected in October 1995. The following table presents the earnings per share data as required by SFAS No. 128. Options to purchase 628,548, 33,063 and 1,124,776 shares are excluded from the computation of diluted earnings per common share because of their anti-dilutive effect, as the exercise price of the option exceeds the average market price of the Common Stock for the years ended December 31, 1997, 1996 and 1995, respectively.

                                                                  Year ended December 31
                                          -------------------------------------------------------------------
                                                  1997                    1996                     1995
                                          -----------------      -------------------      -------------------

 Net Earnings                                  $301,396,000             $200,774,000             $253,969,000
                                          =================      ===================      ===================
 Weighted average Common Stock
    outstanding                                 136,714,884              136,995,701              136,644,397
  Effect of dilutive securities:
    Options                                       3,539,558                3,566,129                3,445,259
                                          -----------------      -------------------      -------------------
  Diluted Common Stock                          140,254,442              140,561,830              140,089,656
                                          =================      ===================      ===================

  Earnings per common share:
    Basic                                      $       2.20             $       1.47             $       1.86
    Diluted                                    $       2.15             $       1.43             $       1.81

H.  STOCKHOLDERS' EQUITY

COMMON STOCK
- ------------

In May 1996, the Board of Directors and shareholders approved the authorization of 250,000,000 additional shares of Common Stock for general corporate purposes, including stock dividends, raising additional capital and issuances pursuant to employee stock option plans and possible future acquisitions.

In September 1995, the Board of Directors declared a two-for-one stock split, in the form of stock dividends, payable on October 15, 1995 to stockholders of record as of September 30, 1995. All references in the consolidated financial statements and notes with regard to number of shares, stock options and related prices and per-share amounts have been restated to give retroactive effect to the stock split.

In February 1995, the Company's Board of Directors approved and authorized the repurchase of up to 7,000,000 shares of the Company's Common Stock. As of December 31, 1997, the Company had repurchased the entire 7,000,000 shares.

STOCK BONUS PLAN
- ----------------

The Company had a key executive compensation stock bonus plan. Shares issued under this plan are pursuant to an employment agreement and the stock is valued at $2.96875 per share which represents the closing market price of the stock on the date of the employment agreement. Total shares issued under this plan during 1997, 1996 and 1995 were 2,400,000, 1,998,745 and 1,349,216, respectively. On January 27, 1998, 761,210 shares issued in 1997 were returned to the Company in connection with the Company's recomputation of the bonus amount for fiscal year 1996.

STOCK OPTION PLANS
- ------------------

The Company has two stock option plans: an employee stock option plan and an outside director plan. In 1992, the Board of Directors approved a supplemental stock option plan for its outside directors and in 1995, the Company's stockholders approved an Employee Stock Incentive Plan.

In 1996, the Company's stockholders approved a chief executive plan. Two million options were granted under this plan at an exercise price equal to the fair market value of the Company's stock on February 9, 1996, of $30.875. The term of the option, which commences in 1997, is for ten years, with a five-year vesting schedule providing vesting of 20% per year for each full year of service.

Options for 742,120 shares were available for future grant under these plans. The Company's Board of Directors has reserved 13,833,752 shares for future issuance under all plans as of December 31, 1997.

A summary of the stock option plan activity is as follows:

                                              Number of                Weighted Average
                                               Shares                   Exercise Price
                                         ---------------          ------------------------

Outstanding at December 31, 1994               5,146,468                            $ 4.45
  Granted                                      3,015,000                             24.00
  Exercised                                   (1,794,936)                             4.39
  Expired                                       (110,000)                            24.00
                                         ---------------

Outstanding at December 31, 1995               6,256,532                             13.60
  Granted                                      5,632,500                             32.02
  Exercised                                   (1,196,500)                             4.69
  Expired                                       (620,500)                            26.49
                                         ---------------

Outstanding at December 31, 1996              10,072,032                             23.91
  Granted                                      1,289,500                             37.32
  Exercised                                     (528,500)                             9.69
  Expired                                       (922,567)                            28.13
                                         ---------------

Outstanding at December 31, 1997               9,910,465                             25.98
                                         ===============

Of the 9,910,465 options outstanding at December 31, 1997, 9,778,465 options relate to the employee and chief executive stock option plans and 132,000 options relate to the outside director plan. The exercise price per share represents the market value of the Company's stock on the date of grant except for certain options granted in 1996 and 1995. The option price per share on 850,000 options granted in 1996 represents approximately 77% of the market value of the Company's stock on the date of grant and 370,000 options granted in 1995 represents approximately 79% of the market value of the Company's stock on the date of grant.

A summary of stock options outstanding and exercisable at December 31, 1997 is as follows:

Options Outstanding:

    Range of                Number                  Remaining                Weighted Average
Exercise Prices           Outstanding            Contractual Life             Exercise Price
- ----------------     ------------------      ---------------------     -----------------------

    $ 2.97-24.00              3,621,665                  5.97                       $14.77
     25.00-30.62              1,602,300                  8.58                        29.23
     30.87-30.87              2,020,000                  8.11                        30.87
     31.25-38.37              2,558,500                  8.89                        35.40
     38.62-47.00                108,000                  9.12                        39.49
- ----------------     ------------------      ---------------------     -----------------------

    $ 2.97-47.00              9,910,465                  7.62                       $25.98

Options Exercisable:


    Range of                Number                Weighted Average
Exercise Prices           Exercisable              Exercise Price
- ----------------     ------------------      -----------------------

    $ 2.97-24.00              2,496,398                 $11.03
     25.00-30.62                351,100                  28.82
     30.87-30.87                404,000                  30.87
     31.25-38.37                348,000                  34.07
     38.62-47.00                 16,000                  38.94
- ----------------     ------------------      -----------------------

    $ 2.97-47.00              3,615,498                 $17.32

The Company applies Accounting Principles Board Opinion No. 25, and related interpretations in accounting for its stock incentive plans. Proceeds from stock options exercised are credited to common stock and paid-in capital. There are no charges or credits to expense with respect to the granting or exercise of options that were issued at fair market value on their respective dates of grant. Had compensation costs for the Company's stock-based compensation plans been determined consistent with Statement of Financial Accounting Standards No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                   1997                    1996                    1995
                                           ------------------      ------------------      ------------------

Net Earnings           As Reported               $301,396,000            $200,774,000            $253,969,000
                       Pro Forma                  281,645,000             190,185,000             250,805,000

Diluted Earnings
  Per Share            As Reported                      $2.15                   $1.43                   $1.81
                       Pro Forma                         2.01                    1.35                    1.79


The fair value for each option granted in 1997, 1996 and 1995 utilized in the foregoing pro forma amounts is estimated on the date of grant using an option pricing model. The model incorporates the following assumptions in 1997, 1996 and 1995: .8% dividend yield; 41.9%, 38.5% and 39.7% expected volatility, respectively; risk-free interest rates ranging from 5.2% to 7.7%; and expected option term beyond vesting of 2 years.

DIVIDENDS
- ---------

During 1997, 1996 and 1995 the Company declared and paid dividends of $.33, $.26 and $.20 per share, respectively, on its Common Stock. Under a letter of credit agreement, the Company is subject to restrictions limiting the payment of dividends and common stock repurchases. At December 31, 1997, such payments were limited to $106,239,000 which represents 50% of consolidated net earnings for the most recently concluded four fiscal quarter periods less dividends paid.

I.  FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

Fair value estimates as of December 31, 1997 and 1996 are based on pertinent information available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been revalued for purposes of these financial statements subsequent to December 31, 1997 and 1996. Therefore, current estimates of fair value may differ significantly from the amounts presented herein. Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments.

CASH AND CASH EQUIVALENTS, CASH DEPOSITS AND OTHER INVESTMENTS
- --------------------------------------------------------------

The carrying amount of cash and cash equivalents, cash deposits and other investments approximates fair value because they generally mature in 90 days or less and do not present unanticipated credit concerns.

INTEREST ONLY SECURITIES
- ------------------------

Fair value on interest only securities is calculated using prepayment, default and interest rate assumptions on expected future cash flows that the Company believes market participants would use for similar instruments, as shown in Note B, "Interest Only Securities".

FINANCE RECEIVABLES
- -------------------

(a) Lease
    -----

    Lease receivables generally consist of a large number of individually small finance leases with average remaining terms of less than 36 months. Fair value approximates carrying value.

(b) Commercial Finance
    -------------------

    Commercial finance receivables consist primarily of loans which reprice monthly, typically in accordance with the prime lending rate offered by banks. Given this repricing structure, the Company estimates the fair value of these receivables to approximate their carrying value.

(c) Revolving Credit Card
    ---------------------

    Revolving credit card receivables consist of retail credit and the applicable interest from credit card agreements applied to revolving credit. The Company estimates the fair value of these receivables to approximate their carrying value.

(d) Loans Held for Sale
    --------------------

    Loans held for sale are generally recent originations which will be sold during the following quarter. Generally, the loans have origination rates in excess of rates on the securities into which they will be pooled. Since these loans have not been converted into securitized pools, the Company estimates the fair value to be the carrying amount plus the cost of origination.

NOTES PAYABLE
- -------------

Notes payable consist of short-term amounts payable under the Company's commercial paper program, line of credit or repurchase agreements and are at a rate which approximates market. As such, fair value approximates the carrying amount.

SENIOR NOTES AND SENIOR SUBORDINATED NOTES
- ------------------------------------------

The fair value of the Company's senior notes is estimated based on their quoted market price or on the current rates offered to the Company for debt of a similar maturity. The Company's senior subordinated notes are valued at quoted market prices.

The carrying amounts and estimated fair values of the Company's financial assets and liabilities are as follows:


                                               December 31, 1997                         December 31, 1996
                                     --------------------------------------    -----------------------------------
                                           Carrying            Estimated            Carrying           Estimated
                                            amount             fair value            amount            fair value
                                     -----------------    -----------------    ----------------    ---------------
                                                                 (dollars in thousands)
Financial assets:
  Cash and cash equivalents, cash
      deposits and other investments      $1,013,929           $1,013,929            $  625,480         $  625,480
  Interest only securities                 1,363,200            1,363,200             1,014,340          1,006,480
  Finance receivables:
    Lease                                    191,572              191,572               570,407            570,407
    Commercial finance                       683,691              683,691               212,920            212,920
    Revolving credit                         165,151              165,151                40,803             40,803
    Loans held for sale                      930,610              945,965               395,853            404,738

Financial liabilities:
  Notes payable                            1,355,995            1,355,995               472,181            472,181
  Senior notes/senior subordinated
      notes                                  510,316              520,018               290,348            331,580

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimates do not reflect any premium or discount that could result from offering for sale at one time, the Company's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future loss and prepayment experience, current economic conditions, specific risk characteristics and other factors. Changes in market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

J. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS
- -----------------

At December 31, 1997, aggregate minimum rental commitments under noncancelable leases having terms of more than one year were $32,984,000, payable $10,425,000
(1998), $9,485,000 (1999), $7,116,000 (2000), $4,400,000 (2001) and $1,558,000
(2002). Total rental expense for the years ended December 31, 1997, 1996 and 1995 was $13,055,000, $8,664,000 and $6,101,000, respectively. These leases are for office facilities and equipment and many contain either clauses for cost of living increases and/or options to renew or terminate the lease.

CONTINGENT LIABILITY
- --------------------

The Company services all receivables securitized. In connection with certain securitization transactions, the Company has provided guarantees in the amount of $1.7 billion and $1.5 billion as of December 31, 1997 and 1996, respectively. The Company believes it has adequately considered this guarantee in connection with its presentation of its financial condition and no liability is necessary to provide for exposure related to this guarantee.

LITIGATION
- ----------

The Company has been served with various lawsuits in United States District Court. These lawsuits were filed by certain stockholders of the Company as purported class actions on behalf of persons or entities who purchased common stock of the Company during the alleged class periods. In addition to the Company, certain current and former officers and directors of the Company are named as defendants in one or more of the lawsuits. The Company and the other defendants intend to seek consolidation of each of the lawsuits in the United States District Court for the District of Minnesota. Plaintiffs in the lawsuits assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In each case, plaintiffs allege that the Company and the other defendants violated federal securities laws by, among other things, making false and misleading statements about the current state and future prospects of the Company (particularly with respect to prepayment assumptions and performance of certain of the Company's loan portfolios) which allegedly rendered the Company's financial statements false and misleading. The Company believes that the lawsuits are without merit and intends to defend such lawsuits vigorously.

In addition, the nature of the Company's business is such that it is routinely a party or subject to items of pending or threatened litigation. Although the ultimate outcome of certain of these matters cannot be predicted, management believes, based upon information currently available that the resolution of these legal matters will not result in any material adverse effect on its consolidated financial condition.

K.  BENEFIT PLANS

The Company has a qualified noncontributory defined benefit pension plan covering substantially all of its employees over 21 years of age. The plan's benefits are based on years of service and the employee's compensation. The plan is funded annually based on the maximum amount that can be deducted for federal income tax purposes. The assets of the plan are primarily invested in common stock, corporate bonds and cash equivalents. In addition, the Company maintains a nonqualified pension plan for certain key employees as designated by the Board of Directors. The following table sets forth the plans' funded status and amounts recognized in the Company's statement of financial position at December 31.

                                                         1997                                         1996
                                      ---------------------------------------      ---------------------------------------
Actuarial Present Value of                  Qualified           Supplemental             Qualified           Supplemental
Benefit Obligations                           Plan                  Plan                   Plan                  Plan
- --------------------------------------------------------------------------------------------------------------------------
Vested benefit obligation                  $ (7,800,861)         $(17,066,920)          $ (6,851,740)         $(13,029,105)
                                      -----------------     -----------------      -----------------     -----------------
Accumulated benefit obligation              (11,112,689)          (17,066,920)            (8,340,969)          (13,167,331)
                                      -----------------     -----------------      -----------------     -----------------
Projected benefit obligation                (21,780,333)          (51,101,268)           (17,033,929)          (22,840,557)
Plan assets at fair value                     9,071,280                    --              7,074,888                    --
                                      -----------------     -----------------      -----------------     -----------------
Excess of projected benefit
 obligation over plan assets                (12,709,053)          (51,101,268)            (9,959,041)          (22,840,557)
Unrecognized net loss                         7,753,539            35,395,087              7,089,685            13,381,065
Prior service cost                             (339,491)                   --               (375,599)                   --
Unrecognized net (asset)
 obligation                                     (44,600)              212,600                (59,140)              359,000
                                      -----------------     -----------------      -----------------     -----------------
Net pension liability recognized
 in the consolidated balance sheet         $ (5,339,605)         $(15,493,581)          $ (3,304,095)         $ (9,100,492)
                                      =================     =================      =================     =================


- ---------------------------------      --------------------       -------------------       -------------------
Net Periodic Pension Cost -
 Qualified and Supplemental                    1997                      1996                      1995
- ---------------------------------      --------------------       -------------------       -------------------
Service cost                                    $ 4,854,946                $3,074,664                $1,105,952
Interest cost on projected
 benefit obligation                               3,949,924                 1,944,237                   622,688
Actual return on plan assets                     (1,304,116)                 (776,764)                 (816,479)
Net amortization and deferral                     2,493,995                 1,104,904                   391,726
                                       --------------------       -------------------       -------------------
  Net periodic pension cost                     $ 9,994,749                $5,347,041                $1,303,887
                                       ====================       ===================       ===================

The preretirement discount rate, postretirement discount rate and rate of increase in future compensation levels used for determining obligations as of December 31, 1997 were 6.75%, 6.5% and 5.5% respectively, and for determining expense at December 31, 1996 were 7.25%, 6.5% and 5.5% respectively. Preretirement mortality table and postretirement mortality tables were used for determining expense and obligations at December 31, 1997. The wage base under Social Security was assumed to increase at 4.5% per year starting in 1997. The maximum benefit and compensation contained in Sections 415(b) and 401(a)(17) of the IRS Code are assumed to increase by 4.0% per year in the future. Total pension expense for the plans in 1997, 1996 and 1995 was $14,064,000, $5,347,000 and $3,091,000, respectively.


The Company also has a 401(k) Retirement Savings Plan available to all eligible employees. To be eligible for the plan, the employee must be at least 21 years of age and have completed six months of employment at Green Tree during which the employee worked at least 1,000 hours. Eligible employees may contribute to the plan up to 15% of their earnings with a maximum of $9,500 for 1997 based on the Internal Revenue Service annual contribution limit. The Company will match 50% of the employee contributions for an amount up to 6% of each employee's earnings. Contributions are invested at the direction of the employee to one or more funds. Company contributions vest after three years. Company contributions to the plan were $2,498,000, $1,316,000 and $859,000 in 1997, 1996 and 1995, respectively.

L.  INCOME TAXES

Income taxes consist of the following:

                                                      Year ended December 31
                             ---------------------------------------------------------------------
                                      1997                     1996                     1995
                             -------------------      -------------------      -------------------
Current:
  Federal                           $ 32,574,000             $ 51,908,000             $ 43,883,000
  State                                2,574,000                3,687,000                2,090,000
                             -------------------      -------------------      -------------------
                                      35,148,000               55,595,000               45,973,000

Deferred:
  Federal                            129,717,000               56,201,000               92,870,000
  State                               19,862,000               11,259,000               16,816,000
                             -------------------      -------------------      -------------------
                                     149,579,000               67,460,000              109,686,000
                             -------------------      -------------------      -------------------
                                    $184,727,000             $123,055,000             $155,659,000
                             ===================      ===================      ===================

Deferred income taxes are provided for temporary differences between financial
statement carrying amounts and their respective tax basis.   The tax effects of
temporary differences that give rise to significant portions of the deferred tax
assets and deferred tax liabilities at    December 31, 1997 and 1996 are
presented below.

                                                           December 31
                                         --------------------------------------------
                                                  1997                     1996
                                         -------------------      -------------------
 Deferred tax liabilities:
 Interest only securities                       $737,238,000             $451,051,000
 Other                                            45,282,000               50,602,000
                                         -------------------      -------------------
     Gross deferred tax liabilities              782,520,000              501,653,000
                                         -------------------      -------------------
 Deferred tax assets:
 Net operating loss carryforward                 135,180,000               20,347,000
 Other                                            24,569,000                8,114,000
                                         -------------------      -------------------
     Gross deferred tax assets                   159,749,000               28,461,000
                                         -------------------      -------------------
 Net deferred tax liability                     $622,771,000             $473,192,000
                                         ===================      ===================

At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $386,000,000 which are available to offset future federal taxable income and expire no earlier than 2003. No valuation allowance was required as of December 31, 1997 or 1996 since it is likely that the deferred tax asset will be realized against future income and the reversal of deferred tax liabilities.

The effective tax rate for December 31, 1997, 1996 and 1995 is 38.0%. It is comprised of the statutory federal income tax rate of 35.0% and a state tax rate, net of federal benefit of 3.0%.

M.  RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income", which the Company is required to adopt effective January 1, 1998. This adoption requires information to be reported in interim periods in the initial year and will have no financial impact to the Company, but will require new disclosure information.

In June, 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information", which the Company is required to adopt for the 1998 fiscal period. This adoption does not require that segment information be reported in interim periods in the initial year, but that segment information is disclosed in the following year for comparability purposes. The segmentation disclosure requirements are under review by the Company's management.

N.  BUSINESS ACQUISITION

On December 1, 1996, the Company purchased the net assets of FINOVA Acquisition I, Inc. for approximately $620,000,000. The business acquired under a stock purchase agreement provides equipment leases, loans and related services to manufacturers and dealers and their customers. Goodwill totaling $59,201,000, was recorded as part of this acquisition. The December 1996 financial operations of this leasing/loan business is included in the Company's December 31, 1996 financial statements.

O.  SUBSEQUENT EVENTS

During the fourth quarter of 1997 and in early 1998 the Company's senior unsecured debt ratings and short-term debt ratings were lowered by each of the credit rating agencies which provide ratings on the Company's debt. As a result of these ratings actions the Company has, in 1998, substantially curtailed its issuance of commercial paper in favor of its master repurchase agreements.

In addition, effective February 10, 1998, the Company has substantially restructured its unsecured bank credit agreements reducing the aggregate commitment to $750,000,000 and renegotiating significant terms and covenants in lieu of a waiver of certain representations required of the Company for purposes of utilizing the credit line. This waiver/amendment expires on April 28, 1998.

Certain of the Company's master repurchase agreements have been amended in 1998 primarily to include financing for a broader range of receivables originated by the Company. Additionally, aggregate master repurchase lines have been increased to $3.8 billion.

In addition, on February 13, 1998 the Company closed on a $500 million line of credit secured by its interest only securities. This line of credit matures on February 12, 2000, with an option to extend for an additional one year term.

                  QUARTERLY RESULTS OF OPERATIONS (unaudited)
                  -------------------------------------------

                                   First                Second               Third                Fourth
                                  quarter              quarter              quarter               quarter
                             ---------------      ---------------      ---------------      ---------------
                                              (dollars in thousands except per-share amounts)

1997:
  Income                            $267,155             $317,145             $348,260             $158,900
  Net earnings (loss)                 91,803              108,093              118,822              (17,322)
  Diluted earnings (loss)
    per share                            .65                  .78                  .85                 (.12)

1996:
  Income                            $168,118             $196,102             $219,665             $140,226
  Net earnings  (loss)                66,362               75,422               85,518              (26,528)
  Diluted earnings  (loss)
    per share                            .48                  .54                  .61                 (.19)

1995:
  Income                            $128,199             $153,274             $174,374             $255,473
  Net earnings                        50,729               61,712               72,037               69,491
  Diluted earnings per
     share                               .36                  .44                  .51                  .50